Exhibit 99.1

Magnolia Oil & Gas Corporation Announces First Quarter 2019 Results

HOUSTON, TX, May 6, 2019 - Magnolia Oil & Gas Corporation (“Magnolia,” “we,” “our,” or the “Company”) (NYSE: MGY) (NYSE: MGY.WS) today announced its financial and operational results for the first quarter of 2019.

First Quarter 2019 Summary Financial Results:

•	Total reported net income: $22.7 million

•	Earnings per share - diluted: $0.08

•	Adjusted net income[1]: $23.0 million; Weighted average total shares outstanding[2]: 251.5 million

•	Adjusted EBITDAX[1]: $160.1 million

•	Capital expenditures - drilling and completions: $139.8 million

•	Acquisition expenditures: $53.3 million

•	Changes in working capital: $(37.9) million

•	Cash balance as of March 31, 2019: $76.3 million

First Quarter 2019 Highlights:

•	Magnolia reported first quarter net income attributable to Class A Common Stock of $13.0 million, or $0.08 per diluted share. Total net income including noncontrolling interest was $22.7 million.

•

Total production averaged 62.4 thousand barrels of oil equivalent per day (“Mboe/d”) for the first quarter of 2019, a slight increase compared to fourth quarter of 2018 of 61.9 Mboe/d and in line with our guidance.

•

Adjusted EBITDAX was $160.1 million during the first quarter of 2019, with drilling and completions capital expenditures of $139.8 million for the period. Total capital for drilling and completions is expected to decline both absolutely and as a percentage of adjusted EBITDAX in the second quarter and during the remainder of the year.

•

We continue to use excess cash flow generated by the business to make opportunistic and accretive bolt on acquisitions that match our business model and further strengthen our asset base. During the first half of 2019, we have closed on or entered into definitive agreements to acquire approximately 4,600 net acres[3] in the Karnes area, which should provide more than 4 Mboe/d of total production to the Company by the end of the second quarter.

•

Higher capital outlays in our operated areas as well as from our non-op partners in the Karnes area during the first quarter are expected to result in increased organic production for the remainder of 2019. Our total production for the second quarter is estimated to grow by 3 to 5 percent sequentially, and we expect a further increase in the third quarter with volumes to exceed 70 Mboe/d.

•	Our average realized oil price was $59.07 per barrel for the first quarter of 2019, or 108 percent of the average NYMEX WTI benchmark price during the period.

•

Magnolia ended the first quarter of 2019 with $76.3 million of cash on the balance sheet, an undrawn revolving credit facility with $550.0 million of capacity, and $400.0 million of principal debt outstanding.

“Magnolia is off to a very good start so far this year as we continue to execute on our business plan with an overriding objective to create stock market value,” said Magnolia Chairman, President and CEO, Steve Chazen. “Adjusted net income, accounting for both Class A and B Common Stock outstanding was $0.09 per share in the first quarter. We accomplished several important goals during only our second full quarter of operating the South Texas assets we acquired last year. First, we continued to strengthen our asset base by using our free cash flow to make small and midsize accretive acquisitions. These transactions provide current production as well as additional drilling opportunities in the Karnes area. Higher spending by our non-op partners in the first quarter and, the timing of numerous well completions, when combined with the acquisitions, is expected to boost our overall production and cash flow during the second half of the year. Finally, we continue to make strong progress with our appraisal and exploration program in the Giddings field and are encouraged by what we have learned through our efforts. Based on our continued successful results and pending the outlook for product prices, we would evaluate adding a second rig in Giddings later in the year to further enhance our delineation program. We expect our overall capital spending for drilling and completing wells this year to be within 60 percent of adjusted EBITDAX.”

[1]

Adjusted net income and adjusted EBITDAX are non-GAAP financial measures. For reconciliations to the most comparable GAAP measures, please see “Non-GAAP Financial Information” at the end of this press release.

[2]

Weighted average total shares outstanding include diluted weighted average shares of Class A Common stock outstanding during the period and shares of Class B Common Stock, which are anti-dilutive in the calculation of weighted average number of common shares outstanding.

[3]	250 net acres of which we expect to sign and close on during the second quarter of 2019

Operational Update

Production averaged 62.4 Mboe/d during the first quarter of 2019, representing a small sequential increase and in line with our expectations. Production in the Karnes area declined slightly on a sequential basis, averaging 40.5 Mboe/d during the first quarter, due to the timing of completions and fewer wells brought online. Production from Giddings and other increased sequentially to 21.9 Mboe/d from 20.6 Mboe/d due to the partial quarter benefit of acquired volumes. Approximately 90 percent of this production is related solely to Giddings.

Although we are still in the early stage of the appraisal program in Giddings, what we have learned so far has increased our confidence in this resource. Our application of science and micro-seismic in drilling wells has improved our understanding of the opportunity we see throughout our approximate 650,000 gross acre position in the Giddings field. Our plan is to continue our appraisal and exploration program at Giddings at least through the remainder of the year.

We dropped one operated rig in Karnes during the latter part of the first quarter as planned and are currently running one operated rig in each of our Karnes and Giddings assets. We continue to use one completion crew between our assets to optimize efficiencies. We currently expect our overall drilling and completion activity in 2019 to be similar to our 2018 program, supported by the increased pace of non-operated activity in Karnes. Production is expected to increase over the next two quarters driven by a combination of greater operated and non-operated wells turned in line in Karnes as well as acquired properties.

Acquisitions

During the first half of 2019, we have closed on or entered into definitive agreements to acquire approximately 4,600 net acres in the Karnes area, which we expect to add more than 4 Mboe/d of total production. Since Magnolia’s inception last year, we have added or expect to add more than 7,000 net acres to our Karnes position and currently hold approximately 17,300 net acres in this area. These transactions continue to demonstrate our ability to use our free cash flow to enhance our overall business. We continue to seek small to midsize acquisition opportunities that fit our business model and have similar operating and financial characteristics to our current assets. We see the potential for additional transactions in the Karnes area to further enhance our production later in the year.

Updated Guidance

The higher levels of both operated and non-operated capital spending seen during the first quarter and higher in-process activity are expected to provide the foundation for growing organic production over the next few quarters. Production is expected to be further supplemented through acquisitions as noted above. We expect our production in the second quarter of 2019 to increase by approximately 3 to 5 percent sequentially, rising to more than 70 Mboe/d in the third quarter of 2019. Our third quarter of 2019 production forecast represents more than a 20 percent increase over third quarter 2018 Successor Period volumes. Our updated guidance accelerates our previously stated 2019 exit rate for production by more than a full quarter. We estimate that our oil production should be between 52 to 54 percent of total production through the remainder of the year, increasing to the higher end of that range during the second half of the year.

We are currently running one operated rig in each of our assets, although the non-operated activity in Karnes continues to run at a higher pace. Pending the outlook for product prices and based on continued successful results, we would evaluate adding a second rig at Giddings later this year to further emphasize our appraisal program. While our 2019 capital plan was front-end loaded, we expect our capital spending for drilling and completions to decline through the remainder of the year and to be within 60 percent of our adjusted EBITDAX for the full year of 2019.

Quarterly Report on Form 10-Q

Magnolia’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the three months ended March 31, 2019, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on May 7, 2019.

Upcoming Investor Conference

Magnolia’s senior management is scheduled to participate in the following conference:

Citi’s 2019 Global Energy and Utilities Conference on Tuesday May 14th.

The presentation materials used at the conference will be available the morning of the event on Magnolia’s website at www.magnoliaoilgas.com under the Investors tab.

Conference Call and Webcast

Magnolia will host an investor conference call on Tuesday, May 7, 2019 at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting Magnolia’s website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-866-807-9684. A replay of the webcast will be posted on Magnolia’s website following completion of the call.

About Magnolia Oil & Gas Corporation

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders through steady production growth, strong pre-tax margins, and free cash flow. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the outcome of any legal proceedings that may be instituted against Magnolia; (ii) Magnolia’s ability to realize the anticipated benefits of its business combination, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (iii) changes in applicable laws or regulations; and (iv) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts for Magnolia Oil & Gas Corporation

Investors

Brian Corales

(713) 842-9036

bcorales@mgyoil.com

Media

Art Pike

(713) 842-9057

apike@mgyoil.com

Magnolia Oil & Gas Corporation

Operating Highlights

	For the Quarter Ended March 31, 2019	For the Quarter Ended December 31, 2018
Production:
Oil (MBbls)	2,906	3,054
Natural gas (MMcf)	9,763	8,795
NGLs (MBbls)	1,084	1,179

Total (MBoe)	5,617	5,699

Revenues (in thousands):
Oil sales	$171,654	$198,891
Natural gas sales	27,375	29,565
NGL sales	19,645	26,599

Total Revenues	$218,674	$255,055

Average sales price:
Oil (per Bbl)	$59.07	$65.12
Natural gas (per Mcf)	2.80	3.36
NGL (per Bbl)	18.12	22.56

Total (per Boe)	$38.93	$44.75

NYMEX WTI ($/Bbl)	$54.90	$59.08
NYMEX Henry Hub ($/Mcf)	$3.15	$3.64
Realization to benchmark:
Oil (per Bbl)	108%	110%
Natural Gas (per Mcf)	89%	92%

Operating Expenses (in thousands):
Lease operating expenses	$21,518	$19,737
Gathering, transportation and processing	9,315	9,092
Taxes other than income	14,401	13,819
Depreciation, depletion and amortization	115,946	111,989

Operating costs per Boe:
Lease operating expenses	$3.83	$3.46
Gathering, transportation and processing	1.66	1.60
Taxes other than income	2.56	2.42
Depreciation, depletion and amortization	20.64	19.65

Magnolia Oil & Gas Corporation

Consolidated and Combined Statements of Operations

(in thousands, except per share data)

	For the Quarter Ended March 31, 2019	For the Quarter Ended December 31, 2018
REVENUES:
Oil revenues	$171,654	$198,891
Natural gas revenues	27,375	29,565
Natural gas liquids revenues	19,645	26,599

Total revenues	218,674	255,055
OPERATING EXPENSES
Lease operating expenses	21,518	19,737
Gathering, transportation and processing	9,315	9,092
Taxes other than income	14,401	13,819
Exploration expense	2,476	661
Asset retirement obligation accretion	1,328	1,276
Depreciation, depletion and amortization	115,946	111,989
Amortization of intangible assets	3,626	3,626
General & administrative expenses	16,196	18,504
Transaction related costs	353	2,241

Total operating costs and expenses	185,159	180,945
OPERATING INCOME	33,515	74,110

OTHER INCOME (EXPENSE):
Income (loss) from equity method investee	388	465
Interest expense	(7,416)	(7,494)
Other income (expense), net	1	(1,355)

Total other income (expense)	(7,027)	(8,384)
INCOME BEFORE INCOME TAXES	26,488	65,726
Income tax expense	3,775	7,918

NET INCOME	22,713	57,808
LESS: Net income attributable to noncontrolling interest	9,687	24,887

NET INCOME ATTRIBUTABLE TO CLASS A COMMON STOCK	$13,026	$32,921

NET INCOME PER COMMON SHARE
Basic	$0.08	$0.21
Diluted	$0.08	$0.21
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	156,322	156,273
Diluted(1)	158,140	158,998
WEIGHTED AVERAGE NUMBER OF CLASS B SHARES OUTSTANDING(2)	93,312	93,189

(1)	Diluted shares outstanding include the effect of warrants and stock based compensation using the treasury stock method.
(2)	Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation

Summary Cash Flow Data

(in thousands)

For the three months ended March 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$22,713
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	115,946
Amortization of intangible assets	3,626
Exploration expense, non-cash	483
Asset retirement obligations accretion expense	1,328
Amortization of deferred financing costs	871
Non-cash interest expense	4,011
Deferred taxes	3,415
Stock based compensation	2,432
Other	(393)
Changes in assets and liabilities, net of amounts acquired:
Account receivable	5,012
Prepaid expenses and other assets	(618)
Accounts payable and accrued liabilities	(41,054)
Drilling advances	(599)
Other assets and liabilities, net	(611)

Net cash provided by operating activities	116,562

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of EnerVest properties	4,250
Acquisitions, other	(53,326)
Additions to oil and natural gas properties	(134,435)
Other investing	197

Net cash used in investing activities	(183,314)
CASH FLOW FROM FINANCING ACTIVITIES:
Partner contribution	7,301

Net cash provided by financing activities	7,301
NET CHANGE IN CASH AND CASH EQUIVALENTS	(59,451)
CASH AND CASH EQUIVALENTS – Beginning of period	135,758

CASH AND CASH EQUIVALENTS – End of period	$76,307

Magnolia Oil & Gas Corporation

Summary Balance Sheet Data

(in thousands)

	March 31, 2019	December 31, 2018
Cash	$76,307	$135,758
Other current assets	126,938	156,603
Property, plant and equipment, net	3,168,544	3,073,204
Other assets	66,184	67,960

Total assets	$3,437,973	$3,433,525

Current liabilities	$184,460	$197,361
Long-term debt, net	388,928	388,635
Other long-term liabilities	148,008	139,572

Stockholders’ equity
Common stock	25	25
Additional paid in capital	1,636,655	1,641,237
Retained earnings	48,533	35,507
Noncontrolling interests	1,031,364	1,031,186

Total liabilities and equity	$3,437,973	$3,433,523

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income to Adjusted EBITDAX

In this press release, we refer to Adjusted EBITDAX, a supplemental non-GAAP financial measure that is used by management and external users of our consolidated and combined financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, amortization of intangible assets, accretion of asset retirement obligations, non-cash stock based compensation expense, exploration costs, and certain transaction costs. Adjusted EBITDAX is not a measure of net income as determined by GAAP.

Our management believes that Adjusted EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We also believe that securities analysts, investors and other interested parties may use Adjusted EBITDAX in the evaluation of our Company. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income to Adjusted EBITDAX, our most directly comparable financial measure calculated and presented in accordance with GAAP:

(in thousands)	For the Quarter Ended March 31, 2019	For the Quarter Ended December 31, 2018
Net income(1)	$22,713	$57,808
Exploration expense	2,476	661
Asset retirement obligations accretion	1,328	1,276
Depreciation, depletion and amortization	115,946	111,989
Amortization of intangible assets	3,626	3,626
Interest expense	7,416	7,494
Income tax expense	3,775	7,918

EBITDAX	157,280	190,772
Non-cash stock based compensation expense	2,432	1,851
Transaction related costs(2)	353	2,241

Adjusted EBITDAX	$160,065	$194,864

(1)	Includes net income attributable to noncontrolling interest.
(2)

Transaction costs incurred related to the execution of our business combination with EnerVest, LTd. and its affiliates and the Harvest acquisition, including legal fees, advisory fees, consulting fees, accounting fees, employee placement fees, and other transaction and facilitation costs.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income attributable to Class A Common Stock to adjusted earnings

Our presentation of adjusted earnings and adjusted earnings per share are non-GAAP measures because they exclude the effect of certain items included in Income Attributable to Class A Common Stock. Management uses adjusted earnings and adjusted earnings per share to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted earnings may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted earnings and adjusted earnings per share may not be comparable to similar measures of other companies in our industry.

(in thousands, except per share data)	For the Quarter Ended March 31, 2019	Per Share Diluted EPS	For the Quarter Ended December 31, 2018	Per Share Diluted EPS
Net income attributable to Class A Common Stock	$13,026	$0.08	$32,921	$0.21
Adjustments for certain items affecting comparability(1):
Transaction costs	353	0.00	2,241	0.01
Change in estimated income tax	(74)	0.00	(471)	0.00

Adjusted earnings	13,305	0.08	34,691	0.22

(1)	Includes amounts attributable to Class A Common Stock.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of net income to adjusted net income

Our presentation of adjusted net income is a non-GAAP measures because it excludes the effect of certain items included in Net Income. Management uses adjusted net income to evaluate our operating and financial performance because it eliminates the impact of certain items that management does not consider to be representative of the Company’s on-going business operations. As a performance measure, adjusted net income may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted net income may not be comparable to similar measures of other companies in our industry.

(in thousands)	For the Quarter Ended March 31, 2019	For the Quarter Ended December 31, 2018
Net income(1)	$22,713	$57,808
Adjustments for certain items affecting comparability:
Transaction costs	353	2,241
Tax impact of adjustments	(74)	(471)

Adjusted net income	22,992	59,578
Diluted weighted average shares of Class A Common stock outstanding during the period	158,140	158,998
Weighted average shares of Class B Common stock outstanding during the period (2)	93,312	93,189

Total weighted average shares of Class A and B Common Stock, including dilutive impact of other securities (2)	251,452	252,188

(1)	Includes net income attributable to noncontrolling interest.
(2)	Shares of Class B Common Stock, and corresponding Magnolia LLC Units, are anti-dilutive in the calculation of weighted average number of common shares outstanding.

Magnolia Oil & Gas Corporation

Non-GAAP Financial Measures

Reconciliation of operating margin to adjusted operating margin

In this press release, we refer to adjusted operating margin per Boe, a supplemental non-GAAP financial measure that is used by management. We define adjusted operating margin per Boe as total revenues per Boe less operating expenses per Boe adjusted for certain unusual or non-recurring items per Boe that management does not consider to be representative of the Company’s on-going business operations. Management believes that adjusted operating margin per Boe provides relevant and useful information, which is used by our management in assessing the Company’s profitability and comparability of results to our peers.

As a performance measure, adjusted operating margin may be useful to investors in facilitating comparisons to others in the Company’s industry because certain items can vary substantially in the oil and gas industry from company to company depending upon accounting methods, book value of assets, and capital structure, among other factors. Management believes excluding these items facilitates investors and analysts in evaluating and comparing the underlying operating and financial performance of our business from period to period by eliminating differences caused by the existence and timing of certain expense and income items that would not otherwise be apparent on a GAAP basis. However, our presentation of adjusted operating margin and adjusted operating margin per Boe may not be comparable to similar measures of other companies in our industry.

(in $/Boe)	For the Quarter Ended March 31, 2019	For the Quarter Ended December 31, 2018
Revenue	$38.93	$44.75
Direct operating expenses
Less: Lease operating expenses	(3.83)	(3.46)
Less: Gathering, transportation and processing	(1.66)	(1.60)
Less: Taxes other than income	(2.56)	(2.42)
Less: Exploration expense	(0.44)	(0.12)
Less: General & administrative expense	(2.88)	(3.25)
Less: Transaction related expense	(0.06)	(0.39)

Cash Operating Margin	27.50	33.51
Margin (%)	71%	75%

Non-cash expenses
Less: Asset retirement obligations accretion	(0.24)	(0.22)
Less: Depreciation, depletion, and amortization	(20.64)	(19.65)
Less: Amortization on intangible assets	(0.65)	(0.64)

Operating margin	5.97	13.00
Margin (%)	15%	29%

Adjustments
Add: Transaction related expense	0.06	0.39
Adjusted operating margin	6.03	13.39
Margin (%)	15%	30%